Exhibit 5.1

October 3, 2016

Mammoth Energy Services, Inc.

4727 Gaillardia Parkway, Suite 200

Oklahoma City, OK 73142

Re:	Mammoth Energy Services, Inc.
Registration Statement on Form S-1
(File No. 333-213504)

Ladies and Gentlemen:

We have acted as counsel to Mammoth Energy Services, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-1, as amended (File No. 333-213504) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to an underwritten public offering of up to an aggregate of 8,912,500 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), of which (i) 7,500,000 shares of Common Stock will be sold by the Company (the “Company Firm Shares”) and 250,000 shares of Common Stock will be sold by the selling stockholders (the “Selling Stockholders”) identified in the Registration Statement (the “Selling Stockholder Firm Shares” and, together with the Company Firm Shares, the “Firm Shares’) and (ii) up to an additional 1,162,500 shares of Common Stock subject to a 30-day option granted to the Underwriters by the Selling Stockholders (the “Selling Stockholder Optional Shares, and together with the Selling Stockholder Firm Shares, the “Selling Stockholder Shares”), in each case pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) to be executed by the Company, the Selling Stockholders and Credit Suisse Securities (USA) LLC, as representative of the several underwriters named therein (the “Underwriters”). The Company Firm Shares and the Selling Stockholder Shares are collectively referred to herein as the “Shares.” This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed that, upon sale and delivery, the certificates for the Shares, if certificated, will conform to the specimen thereof filed as an exhibit to the Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar for the Common Stock or, if uncertificated, valid book-entry notations for the issuance or transfer, as the case may be, of the Shares in uncertificated form will have been duly made in the share register of the Company. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company and the Selling Stockholders, as applicable, all of which we assume to be true, correct and complete.

1700 Pacific Avenue, Suite 4100 | Dallas, Texas 75201-4675 | 214.969.2800 | fax: 214.969.4343 | akingump.com

Mammoth Energy Services, Inc.

October 3, 2016

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that:

(i) when the Registration Statement has become effective under the Act, the Underwriting Agreement has been duly executed and delivered and the Company Firm Shares have been issued and delivered in accordance with the Underwriting Agreement against payment in full of the consideration payable therefor as determined by the Board of Directors of the Company or a duly authorized committee thereof and as contemplated by the Underwriting Agreement, the Company Firm Shares will be duly authorized, validly issued, fully paid and non-assessable, and

(ii) when (x) the Contribution Agreement by and among the Company and the Selling Stockholders described in the Registration Statement (the “Contribution Agreement”) has been duly executed and delivered, (y) the contribution to the Company by each Selling Stockholder of its interests in Mammoth Energy Partners LLC has been made in accordance with the terms of the Contribution Agreement (the “Contribution”) and (z) in exchange for the Contribution, the Company has delivered to each Selling Stockholder the shares of Common Stock specified in the Contribution Agreement in accordance with the terms thereof, the Selling Stockholder Shares will be duly authorized, validly issued and fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware. As used herein, the term “General Corporation Law of the State of Delaware” includes the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law.

B.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company, the Selling Stockholders or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN, GUMP, STRAUSS, HAUER, & FELD LLP

AKIN, GUMP, STRAUSS, HAUER, & FELD LLP